SIXTH AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS SIXTH AMENDMENT, dated as of November 20, 2014, to the Distribution Agreement dated as of March 25, 2010, as amended August 25, 2010, August 25, 2011, November 16, 2012, August 21, 2013 and February 26, 2014 (the “Agreement”), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Ronald R. Redell	By:	/s/ James R. Schoenike
Name: Ronald R. Redell		Name: James R. Schoenike
Title: President		Title: President

Amended Exhibit A

to the Distribution Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Shiller Enhanced CAPE

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Long Duration Total Return Bond Fund

And any other Funds listed in the then current Prospectus.

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